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                                                                   Exhibit 23.2


The Board of Directors of
Borel Bank & Trust Company:



We consent to the inclusion in the registration statement on Form S-4 of Boston Private Financial Holdings, Inc. of our report dated February 26, 2001 relating to the balance sheets of Borel Bank & Trust Company as of December 31, 2000 and 1999, and the related statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Borel Bank & Trust Company and to the reference to our firm under the heading "Experts" in the joint proxy statement and prospectus.



                                                     /S/ KPMG LLP


San Francisco, California
August 15, 2001